Exhibit 1(p)

BLACKROCK ADVANTAGE U.S. TOTAL MARKET FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK ADVANTAGE U.S. TOTAL MARKET FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:    The charter of the Corporation (the “Charter”) is hereby amended by deleting Article II in its entirety and inserting in lieu thereof the following:

“ARTICLE II

NAME

The name of the Corporation is BLACKROCK ADVANTAGE SMID CAP FUND, INC. (the “Corporation”).”

SECOND:    The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:    The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH:    As amended hereby, the Charter shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 8th day of February, 2021, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK ADVANTAGE U.S. TOTAL MARKET FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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